Exhibit 99.2

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Michael Ostrach Vice President and Chief Business Officer 510-665-7257 mostrach@dynavax.com

DYNAVAX PHASE 3 DATA IN CHRONIC KIDNEY DISEASE DEMONSTRATES SUPERIORITY OF HEPLISAV™ VS ENGERIX-B®

Detailed Phase 3 Data to Be Presented at Kidney Week

Berkeley, CA – October 27, 2011– Dynavax Technologies Corporation (NASDAQ: DVAX) today announced that the company has unblinded its Phase 3 primary endpoint immunogenicity data in subjects with chronic kidney disease and that the data achieved statistical significance demonstrating both the superiority and non-inferiority of HEPLISAV as compared to Engerix-B. A partial safety analysis also showed a similar safety profile for the two vaccines, with the incidence of post-injection reactions and adverse events similar in both groups. This Phase 3 multi-center trial evaluated 507 subjects with chronic kidney disease, as defined by a modified intent-to-treat analysis, and compared three doses of HEPLISAV given at months 0, 1 and 6 with eight doses of Engerix-B given as double-doses at months 0, 1, 2 and 6. Detailed results of the trial will be presented in November at the American Society of Nephrology Kidney Week meeting in Philadelphia.

Dynavax President and Chief Medical Officer, Tyler Martin, M.D., said, "The demonstrated superiority of HEPLISAV in chronic kidney disease patients who are at high risk of HBV infection and hypo-responsive to hepatitis B vaccine adds to the growing body of evidence of HEPLISAV’s advantages in a well known hypo-responsive patient population already being vaccinated against hepatitis B infection. These results, with three doses of HEPLISAV compared to eight doses of Engerix-B, provide the data necessary to support an indication and specific treatment regimen for HEPLISAV in persons with chronic kidney disease.”

The observer-blinded trial was conducted among 507 patients 18-75 years of age with chronic kidney disease (GFR 45 mL/min/1.73 m2). Subjects were recruited at 69 sites in the U.S., Canada, and Germany and were randomized 1:1 to receive HEPLISAV or Engerix-B. The primary objective was to determine if HEPLISAV is non-inferior to Engerix-B by comparing seroprotection rates (anti-HBs 10mIU/mL) one month after the last dose of vaccine (Month 7) and if non-inferior, to determine if HEPLISAV was superior to Engerix-B.

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Engerix-B® is a registered trademark of GlaxoSmithKline

The Advisory Committee on Immunization Practices (ACIP) and other public health authorities recommend vaccination for all persons with end-stage renal disease, including predialysis, hemodialysis, peritoneal dialysis, and home dialysis patients. Specific regimens or formulations are recommended for both of the currently available hepatitis B vaccines due to the hypo-responsiveness of chronic kidney disease patients. For immunocompromised persons, including dialysis patients, it is also recommended that additional vaccine be administered as needed to retain seroprotective levels of antibody against hepatitis B.

There are 750,000 persons with end-stage kidney disease in the United States and the five major European markets and an annual incidence of 150,000 new diagnoses and entry onto dialysis. Dialysis patients typically receive dialysis treatments, vaccination and monitoring of antibody levels through a network of dialysis centers that include approximately 5,000 sites in the United States.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. In earlier Phase 3 trials, HEPLISAV demonstrated increased, rapid protection with fewer doses than current licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV and is developing the vaccine for large, high-value populations that are less responsive to current licensed vaccines, including individuals with chronic kidney disease. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known as ISS to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide rapid and superior protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward-Looking Statements

This press release contains "forward-looking statements," including those relating to the timing of presentation of results and the data necessary to support an indication and regimen for chronic kidney disease, that are subject to a number of risks and uncertainties. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV and our process for its manufacture can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether our studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including the outcome of pre-filing discussions with regulatory authorities; the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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